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                                  EXHIBIT 9.1

                                VOTING AGREEMENT

     This Voting Agreement, dated as of December 31, 2003 (this "Agreement"), is made by Avalanche Resources, Ltd. ("Avalanche") pursuant to Section 2.2(a)(vi) of the Securities Purchase Agreements of even date herewith (collectively, the "Purchase Agreements") among North American Technologies Group, Inc. (the "Company") and the purchasers identified on the signature pages thereto (collectively, the "Purchasers").

     WHEREAS, it is in the best interests of Avalanche, as a substantial stockholder of the Company, and the Company, for the Purchasers to enter into the Purchase Agreements and to consummate the transactions contemplated thereby; and

     WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreements, the Purchasers have required that Avalanche, and Avalanche has agreed to, vote its shares of Company Common Stock in favor of the transactions contemplated by the Purchase Agreements at any meeting of the stockholders of the Company called for the purpose of approving or ratifying such action;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Avalanche hereby agrees as follows:

     1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, Avalanche will vote all shares of Company Common Stock owned beneficially or of record by it as of the record date of such meeting or consent (the "Shares") in favor of approval of the transactions contemplated by the Purchase Agreements, including the issuance of all of the shares of Company Common Stock issued or issuable thereunder.

     2. Irrevocable Proxy. Avalanche hereby irrevocably grants to, and appoints Purchasers, and any individual designated in writing by them, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote its Shares at any meeting of stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, Section 1 hereof. Avalanche hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

     3. Power, Binding Agreement. Avalanche has the legal capacity and all requisite power and authority to enter into and perform all of its obligations under this Agreement. This

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Agreement has been duly and validly executed and delivered by Avalanche and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

     4. No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Avalanche or the Shares.

     5. Termination. This Agreement shall terminate upon the approval by the requisite vote of the stockholders of the Company of the transactions contemplated by the Purchase Agreements.

     6. Miscellaneous. (a) Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by Avalanche and each of the Purchasers.

     (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (e) Specific Performance. Purchasers shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

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     IN WITNESS WHEREOF, Avalanche has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

                                        AVALANCHE RESOURCES, LTD.


                                        By:  Avalanche Management
                                        Corporation, its General Partner


                                        By:      /s/ Kevin C. Maddox
                                           -------------------------------------
                                                 Kevin C. Maddox, President

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